UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2012

PC Mall, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25790 (Commission File Number)	95-4518700 (IRS Employer Identification No.)

1940 E. Mariposa Avenue

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

On August 10, 2012, in connection with the previously announced new position of Mr. Joseph Hayek as the President of our Sarcom subsidiary, the Compensation Committee of the PC Mall, Inc. approved an increase in Mr. Hayek’s base salary rate, effective July 1, 2012, from an annual rate of $263,000 to an annual rate $300,000.

In addition to the base salary adjustment, Mr. Hayek’s incentive bonus plan for the second half of 2012 was revised to remove him from participation in the PC Mall Executive Incentive Bonus Plan for the six months beginning July 1, 2012 and ending December 31, 2012 and replace that plan with a new plan. Under the new plan, Mr. Hayek will be eligible for a target total incentive during the second half of 2012 in an aggregate amount of $60,000, assuming 100% achievement of certain quarterly and six month performance targets and subject to certain accelerators and decelerators for over or under achieving such targets, which could increase or decrease the incentive amount. The components of the above described $60,000 amount under the new plan include: an incentive component of $7,500 based on a 100% achievement of a PC Mall, Inc. consolidated EBITDA target for fiscal year 2012, with accelerators for over achieving the target, which could increase the amount of this incentive component; an additional aggregate incentive component of $42,500, including multiple subcomponent incentives, based on achieving 100% of certain quarterly and six month operating income and gross profit targets for our Sarcom subsidiary business and also subject to accelerators and decelerators based on over or under achieving the applicable targets, which could increase or decrease this incentive component; and finally, a $10,000 incentive component based upon achieving 100% of both a targeted Sarcom gross profit and gross margin, with no accelerators or decelerators applicable to this component. In connection with the new bonus plan, Mr. Hayek is also guaranteed a minimum bonus payment of $12,500 for the period commencing on July 1, 2012 and ending on December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC MALL, INC.

By:	/S/ Robert I. Newton
Name:	Robert I. Newton
Title:	Executive Vice President & General Counsel

Dated:  August 16, 2012